                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              Elamex, S.A. de C.V.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------

      5.    Total fee paid:

            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

            --------------------------------------------------------------------

      2.    Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

      3.    Filing Party:

            --------------------------------------------------------------------

      4.    Date Filed:

            --------------------------------------------------------------------

                 NOTICE OF EXTRAORDINARY MEETING OF SHAREHOLDERS
                                       AND
                         ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders of Elamex, S.A. de C.V.:

     NOTICE IS HEREBY GIVEN that an Extraordinary Meeting of Shareholders of Elamex, S.A. de C.V. ("the Company" or "Elamex"), a Mexican Corporation, will be held on April 19, 2002 at 9:00 A.M., local time, at Calle Mayas No. 7710 Parque Industrial Fernandez, Cd. Juarez, Chih. Mexico 32360 and subsequent thereto the Annual Meeting of Shareholders of Elamex, S.A. de C.V., will be held on the same day at 9:30 A.M., local time, at the same address (both of which meetings shall be referred to as "the Meeting") for the following purposes:

     A.   Extraordinary Meeting
          1. Proposal One: Amendment of Company's Bylaws to reduce the number of Directors from eleven (11) to seven (7).
          2. Proposal Two: Amendment of Company's Bylaws to authorize Board of Directors to change Company's name.
          3. Proposal Three: Waiver of Shareholders Pre-emptive Rights and Authorize the Company's Board of Directors to issue shares of the Company's common stock to acquire Mt. Franklin Holdings, LLC and its related companies and Franklin Inmobiliarios, S.A. de C.V.
          4. Proposal Four: Waiver of Shareholders' Pre-emptive Rights and Authorize the Company's Board of Directors to issue stock options.

     B.   Annual Meeting
          1.   To present a business report on Elamex for the 2001 fiscal year.
          2.   To elect the Board of Directors, Statutory Auditor, and
               Secretary.
          3.   To present Audit Committee report.
          4. To approve and ratify Deloitte & Touche LLP as independent accountants of the Company for the fiscal year ending December 31, 2002.
          5. To present Audited Financial Statements for the fiscal year ended December 31, 2001 and a report by the Statutory Auditor.
          6. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The foregoing items of business are fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on March 8, 2002 are entitled to notice of the Meeting and any adjournment thereof.

     All shareholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, you are urged to mark, sign and return, as promptly as possible by facsimile, the enclosed proxy card. Any shareholder attending the Meeting may vote in person even if he or she has already returned a proxy. To attend the Meeting, a shareholder must show an admission ticket, which shall be issued at his or her request 48 (forty-eight) hours before the Meeting. To obtain a ticket, call Daniel L. Johnson or Dolores Sierra at (915) 351-2382 in El Paso, Texas, and ask that a ticket be reserved. The vote of every shareholder is important. The Board of Directors and management look forward to greeting those shareholders who are able to attend.

Sincerely,


                                                     Daniel L. Johnson
                                                     Secretary
Calle Mayas No. 7710
Parque Industrial Fernandez,
Cd. Juarez, Chih., Mexico 32360
March 20, 2002.

                              ELAMEX, S.A. DE C.V.

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of Elamex, S.A. de C.V. (herein the "Company" or "Elamex"), for use at the Extraodinary Meeting of Shareholders and Annual Meeting of Shareholders (both of which meetings shall be referred to as the "Meeting" or the "Meeting of Shareholders") to be held on April 19, 2002 at 9:00 A.M. and 9:30 A.M., respectively, local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice. The Meeting will be held at Calle Mayas No. 7710 Parque Industrial Fernandez, Cd. Juarez, Chih., Mexico 32360. The Company's telephone number is
(915) 351-2382. The mailing address of the principal executive office is 220 North Kansas, Suite 566, El Paso, Texas 79901.

     These proxy solicitation materials were mailed on or about March 25, 2002 to all shareholders of record at the close of business on March 8, 2002 (the "Record Date"). A copy of the Company's Audited Financial Statements for the year ended December 31, 2001 ("Fiscal 2001"), will be available for the Shareholders fifteen days prior to the Meeting of Shareholders.

RECORD DATE; OUTSTANDING SHARES

     Shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Meeting and any adjournment thereof. At the Record Date, 6,866,100 shares of the Company's Common Stock were issued and outstanding.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Daniel L. Johnson, Secretary) a written notice of revocation or duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

VOTING AND SOLICITATION

     The Company's Common Stock is the only stock entitled to be voted at the Meeting. Ownership of more than 5% of such stock by persons or by management is set forth below under the heading "Security Ownership of Certain Beneficial Owners and Management" on page 14 herein.

     On all matters each share has one vote.

     Each proxy will be voted with respect to all shares represented by it in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies.

     Any proxy on which no directions are specified will be voted for the election of directors and in favor of the actions described by the proxy.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Certain of the Company's directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, telegram, facsimile, email, or regular mail.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR ANNUAL MEETING FOR FISCAL YEAR 2002

     Proposals of shareholders of the Company which are to be presented by such shareholders at the Company's Annual Meeting for the year ended December 31, 2002 ("Fiscal 2002") must be received by the Company no later than December 8, 2002 in order that they may be included in the Proxy Statement and form of proxy relating to that Meeting.

                       EXTRAORDINARY SHAREHOLDERS' MEETING
                                  PROPOSAL ONE

           RESOLUTION FOR AMENDMENT OF BYLAWS FOR NUMBER OF DIRECTORS

     According to Chapter IX Article Eighteenth of the Company's Bylaws, the Management of the Company shall be entrusted to a Board of Directors comprised of an odd number of at least 11 (eleven) members and their respective alternates.

     Due to the Company's desire to be more efficient and cost effective, the Board of Directors proposes to amend the Company's Bylaws as follows:

     "The Management of the Company shall be entrusted to a Board of Directors comprised of an odd number of at least seven (7) members and their respective alternates."

REQUIRED VOTE:

     The affirmative vote of greater than fifty percent (50%) of all outstanding shares is required to approve the proposed amendment of the Company's Bylaws.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTION UNDER PROPOSAL
ONE.

                       EXTRAORDINARY SHAREHOLDERS' MEETING
                                  PROPOSAL TWO

                  AMENDMENT OF BYLAWS FOR CORPORATE NAME CHANGE

     According to Chapter II Article Two of the Company's Bylaws, the name of the Company is ELAMEX SOCIEDAD ANONIMA DE CAPITAL VARIABLE or its abbreviation "S.A. de C.V."

     Due to the Company's ongoing evolution and strategic direction, management may propose a change in the Company's name. A new name has not been selected or approved by the Company's Board of Directors. However, in order to facilitate the process and save the expenses of calling an Extraordinary shareholders' meeting for the purpose of approving a name change, the Board of Directors has proposed to amend the Company's Bylaws as follows:

     "The Corporate name is "ELAMEX" and will be followed by the words "SOCIEDAD ANONIMA DE CAPITAL VARIABLE", or its abbreviation S.A. de C.V. By action of the Board of Directors, the Company's name can be changed."

REQUIRED VOTE:

     The affirmative vote of greater than fifty percent (50%) of all outstanding shares is required to approve the proposed amendment of the Company's Bylaws.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTION UNDER PROPOSAL
TWO.

                       EXTRAORDINARY SHAREHOLDERS' MEETING
                                 PROPOSAL THREE

        RESOLUTION FOR WAIVER OF SHAREHOLDER'S PRE-EMPTIVE RIGHTS AND TO
         AUTHORIZE BOARD OF DIRECTORS TO ISSUE COMPANY COMMON STOCK FOR
                   THE PURCHASE OF MT. FRANKLIN HOLDINGS, LLC
                           (AND ITS RELATED COMPANIES)
                    AND FRANKLIN INMOBILIARIOS, S.A. DE C.V.


     According to Chapter VII Article Sixteen of the Company's Bylaws, shareholders have pre-emptive right with respect to the Company issuing its common stock. Mexican legal counsel has advised the Company that a waiver by the shareholders of their pre-emptive rights in connection with the issuance of the Company's common stock for the stock or ownership interest of the above referred to entities is required under Chapter VII Article Sixteen.

     The acquisition of Mt. Franklin Holdings, LLC and Franklin Inmobiliarios S.A. de C.V. contemplate the immediate issuance of approximately 1,846,000 shares of the Company's common stock. A summary of the proposed acquisition is provided below.

     It is proposed that the Company's shareholders waive their pre-emptive rights under Chapter VII Article Sixteen of the Company's Bylaws and authorize the Company's Board of Directors to issue approximately 1,846,000 of the Company's authorized but unissued common stock for the purpose of acquiring all of the ownership interests of Mt. Franklin Holdings, LLC and its related companies and all of the ownership interests of Franklin Inmobiliarios, S.A. de C.V.

REQUIRED VOTE:

     The affirmative vote of greater than fifty percent (50%) of all outstanding shares is required to approve the proposed waiver.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTION UNDER PROPOSAL THREE.

                                PURCHASE SUMMARY


The following is a summary of the proposed purchase by the Company of all of the ownership interests of Mt. Franklin Holdings, LLC and Franklin Inmobiliarios S.A. de C.V. (hereafter "Purchase"). The Purchase described hereunder has been approved by the Company's Board of Directors. Closing of the Purchase is subject to the approval of the above resolution by the shareholders of the Company, as well as the boards of directors and shareholders of the companies being acquired

THE INFORMATION CONTAINED IN THE PURCHASE SUMMARY IS NOT INTENDED NOR SHOULD IT BE CONSTRUED IN ANY WAY TO BE A PUBLIC OFFERING OF THE COMPANY'S SECURITIES. THE INFORMATION IS INTENDED TO INFORM CURRENT COMPANY SHAREHOLDERS REGARDING THE PURCHASE IN ORDER THAT SHAREHOLDERS MAY MAKE AN INFORMED DECISION REGARDING THE RESOLUTION STATED ABOVE.

THE INFORMATION CONTAINED IN THE PURCHASE SUMMARY HAS BEEN PREPARED BY THE COMPANY'S MANAGEMENT FROM SOURCES DEEMED TO BE RELIABLE. INFORMATION REGARDING MT. FRANKLIN HOLDINGS, LLC, AND FRANKLIN INMOBILIARIOS S.A. DE C.V. HAS BEEN PROVIDED BY THE MANAGEMENT OF THE COMPANIES INVOLVED IN THE PURCHASE. WHERE APPROPRIATE THE ELAMEX MANAGEMENT HAS CONSULTED WITH EXTERNAL CONSULTANTS, EXTERNAL AUDITORS AND BOTH UNITED STATES AND MEXICAN LEGAL COUNSEL IN MATTERS RELATED TO THE PURCHASE.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE INFORMATION CONTAINED IN THIS PURCHASE SUMMARY CONTAINS
FORWARD-LOOKING STATEMENTS THAT INVOLVE KNOWN AND UNKNOWN RISKS AND
UNCERTAINTIES.

FORWARD-LOOKING STATEMENTS ARE IDENTIFIED BY WORDS OR PHRASES SUCH AS "BELIEVES," "EXPECTS," "ANTICIPATES," "ESTIMATES," "SHOULD," "COULD," "PLANS," "INTENDS," VARIATIONS OF SUCH WORDS AND PHRASES, AND OTHER SIMILAR EXPRESSIONS. WHILE THESE FORWARD-LOOKING STATEMENTS ARE MADE IN GOOD FAITH, AND REFLECT THE COMPANY'S CURRENT JUDGEMENT REGARDING SUCH MATTERS, ACTUAL RESULTS COULD VARY MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS.

DESCRIPTION OF COMPANIES TO BE ACQUIRED

     Mt. Franklin Holdings, LLC, a limited liability company organized under the laws of Delaware (hereafter "Mt. Franklin") is a holding company whose only activity is ownership of 100% of Franklin Connections, LP (hereafter "Franklin Connections"). Franklin Connections operates a retail nut and foodservice nut packaging and marketing company whose operations are located in El Paso, Texas and a new 70 million pound general line candy manufacturing facility in Juarez, Mexico. The nut business operates under the trade name "Azar Nuts" while the candy sector generally operates under the "Sunrise" trade name. In addition to the nut and candy operations, Franklin Connections has a small operation in El Paso involved in providing contract warehousing and distribution to other food companies.

     Mt. Franklin is currently owned 34.262% by Azar Nut Company, a Delaware corporation which is owned approximately 78% by private, sophisticated investors located in the United States and 22% by members of the management of Franklin Connections. Franklin Food Products, LLC, a Delaware limited liability company (hereafter "FFP") owns 65.738% of the remaining ownership interests of Mt. Franklin. FFP is currently owned 50.1% by Reprop Corporation., a wholly owned U.
S. subsidiary of Accel S. A. de C.V. (hereafter "Accel"), and 49.9% by Kids Holding Corporation., a privately held company unrelated to Accel or any shareholder of Accel.

     Franklin Inmobiliarios, S.A. de C.V. is a Mexican corporation (hereafter "Inmobiliarios") which owns the candy manufacturing building located in Juarez, Mexico. The process equipment and leasehold improvements for the building are owned by Franklin Connections. Inmobiliarios is owned 50% by a related party of Accel and 50% by a related party of Kids Holding Corporation.

FORM OF PURCHASE

     Elamex, through its US wholly-owned subsidiary Elamex USA, Inc. (hereafter "Elamex USA") will acquire all of the stock of Reprop Corporation from Accel. Reprop Corporation's only activity is its ownership holdings of FFP. Elamex USA will further acquire all of the ownership interests held in FFP by Kids Holding Corporation. The stock of Reprop Corporation and all of ownership interests of FFP held by Kids Holding Corporation will be purchased by Elamex USA by the issuance of Elamex restricted common stock. Elamex USA will further acquire all of the ownership interests of Mt. Franklin held by Azar Nut Company for Elamex restricted common stock and cash.

     Elamex USA will initially acquire all of the stock of Inmobiliarios from Accel (or its related interests) and from related parties of Kids Holding Corporation. The stock of Inmobiliarios will be purchased by Elamex USA by the issuance of Elamex restricted common stock. It is expected that the stock of Inmobiliarios will later be transferred by Elamex USA to Elamex or a Mexican subsidiary of Elamex.

     The following table shows the amount of new Elamex stock to be issued at closing, the cash portion of the Purchase and the recipients of the stock and cash.

                                     TABLE 1
               SCHEDULE OF ESTIMATED NEW STOCK AND CASH AT CLOSING

                                                    New Shares      Percent of New Issue     Cash
                                                    ----------      --------------------     ----
Accel and/or Related Parties                         828,164              44.876%
Kids Holding Corp. and/or Related Parties            826,456              44.783%
Azar Nut Company                                     190,839              10.341%           $1,145,040
                                                     -------              -------           ----------
                                           Total   1,845,459             100.000%           $1,145,040

     In addition to the issuance of approximately 1,845,000 shares of Elamex restricted common stock, Elamex will grant stock options for its stock totaling 70,730 options to certain Azar Nut Company owners, who are members of management of Franklin Connections. These options will be exercisable at $6.00 per share not earlier than two years from the closing of the Purchase. These options will replace stock options in Franklin Connections that were granted by Azar Nut Company prior to 1999.

     There are currently 6,866,100 shares of Elamex common stock outstanding, excluding shares held by Elamex as treasury shares. At closing, Elamex will issue approximately 1,845,459 new shares for a total of approximately 8,711,559. This represents an increase of shares of approximately 26.88% in the outstanding common shares of Elamex. Upon exercise of the 70,730 options, an additional 70,730 Elamex shares would be issued bringing the total outstanding Elamex shares outstanding to approximately 8,782,289, a total increase in outstanding shares of approximately 27.91%. The new shares to be issued under the Purchase will be restricted pursuant to Rule 144 of the Securities and Exchange Commission of the United States. Generally, this rule requires a holding period of at least one year before these new shares can become free trading shares.




                      (THIS SPACE INTENTIONALLY LEFT BLANK)

     The following table sets forth the expected ownership interests of the various parties upon completion of the Purchase and assumes the exercise of the 70,730 stock options:

                                     TABLE 2
                        ESTIMATED ELAMEX SHAREHOLDER MIX

                    Current        Percent         New Shares       Total O/S        Percent
                  O/S Shares        Owned            Issued           Shares          Owned
                  ----------        -----            ------           ------          -----
ACCEL              4,051,300        59.000%         828,164 (1)      4,879,464        55.560%
NASDAQ             2,814,800 (2)    41.000%       1,088,025 (3)      3,902,825 (4)    44.440%
                   ---------        ------        ---------          ---------        ------
Total              6,866,100       100.000%       1,916,189          8,782,289       100.000%

(1) Includes related parties
(2) NASDAQ float prior to Purchase
(3) Includes 70,730 Elamex stock options.
(4) NASDAQ float after Purchase, after exercise of 70,730 Elamex stock options, and after applicable holding period before restricted shares become free trading. The issuance of 70,730 Elamex stock options is conditioned upon Shareholder approval of Proposal Four contained in this proxy statement. Furthermore, certain employees of Franklin Connections have previously been granted stock options in Franklin Connections. These stock options will remain in place, but it is the intention of Elamex to negotiate an exchange of Elamex stock options for certain Franklin Connection stock options, subject to Shareholder approval of Proposal Four contained in this proxy statement.

     In addition to the payment of approximately $1,145,000 in cash for the purchase of certain Mt. Franklin ownership interests held by Azar Nut Company, the Board of Directors of Elamex has authorized an infusion of $7,500,000 of new equity into Franklin Connections to support its working capital needs. Of this amount, approximately $3,000,000 will be paid to Elamex and $1,000,000 to a related party of Kids Holding Corporation to repay short term loans.

FRANKLIN CONNECTIONS BUSINESS

     In February 2000, Franklin Connections acquired the nut packaging and marketing operations and facilities of Azar Nut Company. This facility of approximately 175,000 square feet, houses the retail and foodservice nut packaging and nut warehousing operations as well as the general corporate offices of Franklin Connections in El Paso. In February 2000, Mt. Franklin obtained $9 million in equity financing from FFP for the purpose of investing in a start-up general line candy manufacturing business whose main production facility would be located in Juarez, Mexico.

     The Franklin Connections' candy manufacturing business was implemented to take advantage of a growing trend by US candy wholesalers, retailers and branded general candy manufactures to source general line candies (hard candies such as starlight mints, butterscotch disks and soft candies such as gummy bears, jelly beans) from non-US locations. Non-US based manufacturers may experience significantly lower labor costs than US producers as well as enjoying the benefit of lower raw material prices for sugar. Non-US producers can take advantage of world sugar prices, while US producers have to pay higher US government subsidized prices.

     To take advantage of both the labor and raw material benefits to producing in Mexico, Franklin Connections' strategy is two-fold. First, it produces candies for private label customers as well as selling candy under the "Sunrise" brand. The second strategy, and perhaps the strategy that will ultimately be the dominant feature of the business is contract manufacturing for other US based candy manufacturers who desire to lower their costs while retaining marketing and distribution. Phase II and subsequent phases (to be built) will most likely be dedicated to this aspect of the strategy. Franklin Connections currently has one customer in this category for which it produces Christmas candy canes year-round.

     The Juarez candy manufacturing facility (hereafter "Sunrise Plant"), which is housed in the building owned by Inmobiliarios, was designed and equipped with the intent to have a world class facility located in Mexico. The Sunrise Plant was designed for four phases. The first phase was designed to handle hard and soft candy production, which would be sold to rebaggers (rebaggers acquire candy from manufacturers and bag under their own proprietary name or bag for the private label trade), major retailers and large grocery store chains. The first phase of the Sunrise Plant (approximately 87,000 square feet) was equipped with new candy making and packaging equipment, and houses general offices, cafeteria, other common areas as well as inventory storage and raw material handling areas. The second phase of the building (approximately 87,000 square feet) was built but not equipped. Available land (under option) contiguous to the Sunrise Plant land, would be used to build phases III and IV when needed. The offices and common areas in phase I were designed to support phases II, III and IV.

     The cost for the Phase I candy manufacturing equipment and leasehold improvements owned by Franklin Connections at the Sunrise Plant was approximately $10,998,000. At the end of 2001, Franklin Connections had taken depreciation on this equipment and leasehold improvements of approximately $1,061,000. At the end of 2001, Franklin Connections had equipment loans totaling approximately $6,800,000. The corporate headquarters and nut packaging and warehouse facilities in El Paso are owned by Franklin Connections and at the end of 2001 had a gross book value of approximately $8,481,000. As of year end 2001, there were approximately $3,093,000 in building and equipment loans outstanding for these facilities. In addition to the Sunrise Plant and the nut packaging facility, Franklin Connection leases a 239,000 square foot temperature controlled warehouse in El Paso from non-related parties to warehouse finished candy product and conduct third party warehousing.

     The Sunrise Plant building is not owned by Franklin Connections, but is presently leased from Inmobiliarios, as described above. Inmobiliarios was formed specifically to own the Sunrise Plant building. Approximately $2,348,000 of the approximate $11,657,000 cost of the Sunrise Plant building (exclusive of equipment owned by Franklin Connections) was for the acquisition of land, and the balance was spent for the building. The current shareholders of Inmobiliarios funded this company with $4,000,000 in equity and obtained long term loans totaling approximately $7,989,000 from Wells Fargo Bank.

STATUS OF CURRENT FRANKLIN OPERATIONS

     Construction on the Sunrise Plant started in May 2000 and the start-up phase of production commenced January 2001. The start-up did not unfold as planned. There were production problems resulting in a significantly higher cost for the start-up and debugging phase. Also, market conditions changed as more foreign competition pursued the US market resulting in significantly lower margins. Furthermore, the anticipated time to convert the Phase I candy customer base of rebaggers, major retailers and grocery store chains has been significantly slower than planned. The Franklin nut business also experienced a significant downturn in the third and fourth quarters of 2001 due to the terrorist events of September 11, 2001

     As a result of these factors, during 2001 Franklin Connection experienced a net loss before taxes of approximately $11,328,000. At December 31, 2001, Franklin Connections stockholder's equity had declined to approximately $2,935,000. While production, problems have been resolved, slower than anticipated sales ramp-up will continue to be reflected in operating losses during the first and second quarters of 2002.

RELATED PARTIES

     Accel (which now owns 59% of Elamex) beneficially owns 32.93% of Franklin Connections through its 100% owned subsidiary Reprop Corporation. Eloy S. Vallina, Chairman of the Board of Directors of Elamex currently owns, directly or indirectly, approximately 63.53% of Accel. Furthermore, Mr. Vallina is the principal shareholder of a company, which owns 50% of Inmobiliarios.

     Elamex's involvement with Franklin Connections commenced in 2000 when Elamex and Franklin Connections entered into an agreement under which Elamex provides employees and other services to Franklin Connections within Elamex's Shelter Division. Currently, the Sunrise Plant employs approximately 440 individuals who are technically employees of Elamex but supervised by Franklin Connections. The cost of Sunrise Plant employees is reimbursed to Elamex by Franklin Connections. Elamex receives fees for these employee and related services. Additionally, as part of its shelter services provided to Franklin Connections, Elamex guarantees the lease payments of Franklin Connections to Inmobiliarios, which guarantee was assigned to Wells Fargo Bank.

     In July 2001, Elamex made a $3,000,000 subordinated loan to Franklin Connections. This subordinated loan bears interest at 12% per annum and has the additional feature of being convertible into ownership of FFP, at any time during the first two years of the loan. To date, Elamex has elected not to convert this loan. Elamex has also made additional short term working capital loans totaling $3,000,000 to Franklin Connections, of which $2,000,000 are joint and severally guaranteed by the Chairman of the Board of Elamex and a principal owner of Kids Holding Corporation and Inmobiliarios.

     Due to the related parties in connection with the Purchase, Elamex's Board of Directors has obtained a third party fairness opinion on the value of Franklin Connections and an appraisal on the Sunrise Plant building.

ACTUAL AND ESTIMATED FINANCIAL INFORMATION

     THE FOLLOWING SUMMARIZED HISTORICAL AND ESTIMATED FINANCIAL INFORMATION PROVIDED HEREIN IS FOR INFORMATIONAL PURPOSES ONLY. FUTURE FINANCIAL PERFORMANCE BY ELAMEX, MT. FRANKLIN AND INMOBILIARIOS MAY VARY MATERIALLY FROM THESE FORWARD-LOOKING FINANCIAL STATEMENTS.

                                     TABLE 3
                       ACTUAL AND ESTIMATED BALANCE SHEETS
                                    (US$000)

                                                       PRE-CLOSING            POST-CLOSING
                        DECEMBER 31, 2001              MARCH 31, 2002        MARCH 31, 2002
                       AUDITED    UNAUDITED       ESTIMATE      ESTIMATE        ESTIMATE
                       ELAMEX     FRANKLIN         ELAMEX       FRANKLIN         ELAMEX
                       ------     --------         ------       --------         ------

Current Assets       $  45,251     $14,094        $ 45,364       $10,657        $ 48,497
Net Fixed Assets     $  38,582     $28,960        $ 38,961       $28,370        $ 67,331
Other Assets         $  17,668     $   784        $ 16,386       $ 2,078        $ 15,464
                     ---------     -------        --------       -------        --------
   Total Assets      $ 101,501     $43,838        $100,711       $41,105        $131,292

Current Liabilities  $  15,759     $18,753        $ 14,651       $17,433        $ 25,918
Other Liabilities    $  16,342     $18,418        $ 17,248       $19,528        $ 33,563
Stockholders' Equity $  69,400     $ 6,667        $ 68,812       $ 4,144        $ 71,811
                     ---------     -------        --------       -------        --------
   Total             $ 101,501     $43,838        $100,711       $41,105        $131,292

1.   Elamex includes Elamex and consolidated subsidiaries.
2.   Franklin includes Mt. Franklin and Inmobiliarios combined.
3. Post-Closing Estimate Elamex assumes closing effective the close of business March 31, 2002.
4. Other Assets in Elamex December 31, 2001, Pre-Closing Estimate Elamex and Post Closing Estimate Elamex includes $8,975 of goodwill that was reported on the Elamex 12/31/01 audited financial statements. Post-Closing estimated stockholders' equity of $71,811 assumes no goodwill increase or step-up in the basis of assets of Mt. Franklin or Inmobiliarios related to the Purchase.





                      (THIS SPACE INTENTIONALLY LEFT BLANK)

                                     TABLE 4
                     ACTUAL AND ESTIMATED INCOME STATEMENTS
                                    (US$000)

                                 FOR YEAR  ENDED            FOR QUARTER ENDING
                                DECEM BER 31, 2001            MARCH 31, 2002
                                ------------------            --------------
                              AUDITED     UNAUDITED       ESTIMATE      ESTIMATE          ESTIMATE 2002
                              ELAMEX      FRANKLIN         ELAMEX       FRANKLIN          ELAMEX
                              ------      --------         ------       --------           -----
         Revenues             $131,984     $47,292         $25,233       $15,103          $160,923
         Income Before Tax   ($ 14,392)   ($11,435)       ($   565)     ($ 2,341)         $    460
         EBITDA              ($  9,165)   ($ 7,127)        $   517      ($ 1,095)         $  8,856

1.   Elamex includes Elamex and its consolidated subsidiaries.
2.   Franklin includes Mt. Franklin and Inmobiliarios combined
3. Estimate 2002 assumes closing effective the close of business March 31, 2002 and consolidated financial results for Elamex for twelve months and the estimated results of Mt. Franklin and Inmobiliarios for the second, third, and fourth quarters of 2002.
4. Although EBITDA is not defined by GAAP, it is an important industry measurement. EBITDA is defined as earnings before interest expense, income tax, depreciation and amortization

DILUTION

     The following table sets forth Management's estimate of the dilution to current Elamex shareholders' net tangible book value per share anticipated by the Purchase transaction assuming a closing effective March 31, 2002. The following table assumes goodwill post closing of approximately $8,975,000 and 6,866,100 Elamex shares outstanding prior to closing and 8,711,559 Elamex shares outstanding after closing.

                                     TABLE 4
                ESTIMATED TANGIBLE BOOK VALUE DILUTION PER SHARE

                           Before Purchase               $8.71
                           After transaction             $7.21
                           Increase/(Decrease)          ($1.50)
                           Percent Change               (17.22%)

     It is estimated that Elamex's consolidated stockholders' book equity will increase approximately $3,000,000 as of March 31, 2002 due to this Purchase prior to any recording of goodwill or step-up in the basis of certain assets resulting from the application of GAAP under purchase accounting rules. It is anticipated that there will be goodwill and basis step up associated with the Purchase, but the amounts thereof are not presently known.

MANAGEMENT'S DISCUSSION OF THE TRANSACTION

     It is Management's opinion that this transaction represents a singular long term opportunity for Elamex although not without significant near term profit risks. It is anticipated that Franklin Connections will become a significant (if not the largest) business in the Elamex Group. The transaction fits Elamex's long term strategy of cross border manufacturing where Elamex has an equity stake.

     The market place for Franklin Connection is sizeable. The 2002 estimate of US consumption of general line candies in the United States is approximately 3.3 billion pounds. The percentage of US imports of general line candies has increased to 25% of the US market consumption, with Mexico and Canada supplying more than 60% of these imports which have grown at 20% per annum over the past two years.

     Although, for all intents and purposes, the candy division of Franklin is still in a start-up mode, many risks of a start-up business have been identified and resolved. The production facilities have been built and production problems addressed and resolved. The primary risk factor for success is the time frame to build sales volumes. Although the opportunity to manufacture general line candy and market under the Sunrise brand to major US wholesalers and retailers is of interest, Elamex's management believes that the largest opportunity for

Franklin Connections' candy division is the implementation of a candy contract manufacturing business similar to other Elamex Shelter businesses. Since Franklin Connections has underutilized installed capacity in its business candy operations, it will be able to respond immediately to companies wishing to source candy product from Mexico without having to wait to build facilities. Elamex's management also believes there are opportunities to build revenues in the nut packaging division and the commercial warehousing division.

     Franklin's management team has a proven record of success in the candy business. The President of Franklin Connections held senior positions with Mars Inc. and Brach's Confections, Inc. Its SVP Sales and Marketing was previously SVP of Sales and Marketing for Farley Candy Company, one of the largest US based general line candy companies.

     The candy division of Franklin Connections enjoys significant long-term competitive advantages against US general line candy manufactures. Franklin Connections currently purchases its sugar at world prices, up to 50% per pound lower than prices paid by US based candy manufacturers due to US government sugar subsidy programs. Labor costs in Mexico also enjoy significant cost advantages against US candy manufactures.

     Franklin Connections is not without its competitors and there has been a structural long-term change in the market place since the conception of the Sunrise Plant. General line candies are essentially a commodity. Due to price competition from US manufacturers protecting market share and foreign producers seeking US markets, there has been significant downside pressure on margins. This fact is a two edged sword. On the negative side, the Sunrise Plant needs higher volumes to achieve satisfactory financial results. On the positive side, cost competitive pressures on US candy manufacturers make them more susceptible to purchasing from non-US sources, thus accelerating the long-term opportunities for Franklin. The Sunrise Plant located in Mexico, yet on the US border, gives Franklin Connections some unique advantages to deal with these trends.

     Although the Franklin Connections' financial results for 2001 were disappointing, the candy division continues a positive trend in revenue increases and improving profitability. Subject to the customer base and volumes build in 2002, Franklin Connections should experience significant improvement in financial results as it leverages its production capacity in all aspects of its business.

     Although it is anticipated that this transaction will initially be dilutive on a tangible book value per share basis to existing Elamex shareholders, Management believes there will be a significant and positive impact on the future earnings per share of Elamex.




                      (THIS SPACE INTENTIONALLY LEFT BLANK)

                       EXTRAORDINARY SHAREHOLDERS' MEETING
                                  PROPOSAL FOUR

          RESOLUTION FOR WAIVER OF SHAREHOLDERS' PRE-EMPTIVE RIGHTS AND
                      AUTHORIZATION TO ISSUE STOCK OPTIONS


     As stated in the preamble to Proposal Three, the Company's Bylaws grant certain pre-emptive rights to shareholders when the Company issues new shares of its common stock. The Company's Mexican counsel has advised the Company that the issuance of the Company's common stock with respect to stock options requires shareholder approval or waiver pursuant to the Company's Bylaws.

     The Board of Directors desires to have shareholder approval to issue up to 850,000 stock options for Elamex common stock. These stock options will be granted in part in connection with the acquisition of Mt. Franklin Holdings, LLC and as long term management incentive options. The Company's Board of Directors would be authorized to establish the terms and conditions of the grant of the stock options.

     Provided that shareholders approve Proposal Three, the Company shall have outstanding approximately 8,712,000 shares of its common stock. Assuming that all of the 850,000 stock options are exercised, the Company would have 9,562,000 shares outstanding, an increase of approximately 9.76%. The 850,000 stock options would be granted as follows:

          1. To be issued to certain members of the management of Mt. Franklin Holdings, LLC in connection with the acquisition of Mt. Franklin Holdings, LLC. The exercise price will be $6.00 per share. See the Purchase Summary in Proposal Three.

          2. To be issued to the Company's President and Chief Executive Officer, Richard P. Spencer. The exercise price will be $2.00 per share.

          3. To be available for issue to selected Company officers, employees and independent directors in connection with long-term incentive stock option programs approved by the Company's Board of Directors.

     The Board of Directors believes that the purpose of employee stock options is to promote the success of the Company by providing incentives to employees, including officers whether or not directors of the Company, that will link their personal interest to the long term financial success of the Company and to growth in shareholders value, and to attract, motivate and retain experienced and knowledgeable employees and independent directors.

     The Company previously had a phantom stock incentive program. In April 2001, the Board of Directors terminated the phantom stock program effective December 31, 2000.

     It is therefore proposed that the shareholders authorize the Company's Board of Directors to approve and implement long term company stock option incentive plans, with the total number of stock options to be outstanding at any time being not more than 850,000 options; and that the Company's shareholders agree to waive their pre-emptive rights under Chapter VII Article Sixteen of the Company's Bylaws with respect to the issuance of the Company's common stock upon exercise of the options.


REQUIRED VOTE:

     The affirmative vote of greater than fifty percent (50%) of all outstanding shares is required to approve the proposed waiver.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTION UNDER PROPOSAL
FOUR.

                                 ANNUAL MEETING
                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

NOMINEES

     A Board of seven (7) directors is to be elected at this Meeting, which shall be the entire Board. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the Company's nominees named below. Any proxy executed in such a manner, as not to withhold authority to vote for the election of any nominee, shall be deemed to grant such authority. Persons receiving the vote of a majority of all shares issued by the Company and in circulation will be elected as directors.

     In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in such a way that will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxyholders. The Company is not aware of any nominee who will be unable or will decline to serve as a director.

     The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

     The election of directors is not related to or conditional on the approval of other matters.

     The names of the nominees, and certain information about them, are set forth below:

                                                                                       DIRECTOR
                                                                                       ========
NAME OF NOMINEE               AGE        POSITION                                       SINCE
===============---------------===--------========---------------------------------------=====---------
Eloy S. Vallina               64         Chairman of the Board of Directors             1990
Keith A. Cannon               61         Director                                       2001
Richard P. Spencer            58         Director                                       2001
Eloy Vallina Garza            30         Director                                       1997
Robert J. Whetten             59         Director                                       1994
Fernando Ruiz Sahagun         59         Director                              Nominee  2002
Benito Bucay                  70         Director                              Nominee  2002

ELOY S. VALLINA

     Mr. Vallina is Chairman of the Board of Accel, S.A. de C.V. and its predecessor, Grupo Chihuahua, S.A. de C.V., since its inception in 1979. He is also chairman of Kleentex Corp., and an Advisory Director of First National Bank of San Diego. Mr. Vallina was Chairman of Banco Comercial Mexicano, later Multibanco Comermex, one of Mexico's largest commercial banks at that time, from 1971 until its expropriation in 1982. He graduated with a B.A. in Business Administration from the Instituto Tecnologico de Estudios Superiores de Monterrey.

KEITH A. CANNON

     Mr. Cannon is a Securities Branch Manager of Wilson-Davis & Co., and supervises trading with a variety of domestic and international clients. He also acts as a consultant and director to such publicly traded companies as Global e-Point Technology Systems, Inc., Montgomery Realty Group, Inc., and MBA Holdings, Inc. Mr. Cannon received his M.S. degree from the University of Utah.

RICHARD P. SPENCER

     Mr. Spencer joined the Company as President and Chief Executive Officer on February 1, 2001. Prior to his appointment, Mr. Spencer, was President and Chief Executive Officer of Silver Eagle Refining Inc., with refineries located in western Wyoming and near Salt Lake City, Utah. He has served as President and Chief Executive Officer of two different regional banks, as the head of corporate lending in Mexico for Bank of America, as well as other executive positions with Bank of America, Citibank, and other business entities. He received an M.B.A. degree from Harvard University.

ELOY VALLINA GARZA

     Mr. Vallina is currently Vice President of Jeronimo Services, Inc. He is also a Director of Accel, S.A. de C.V., Almacenadora, S.A., Silver Eagle Oil, Inc. and Copamex. Mr. Vallina is a graduate of the Universidad de Monterrey, where he received a B.A. in Business Administration.

ROBERT J. WHETTEN

     Mr. Whetten has been a Director of Elamex since 1994. He served as President and Chief Executive Officer of Norwest Bank El Paso from 1991 until February 1996. Mr. Whetten has 20 years of banking experience in the United States and Latin America. He received a B.A. in Finance and a Master of Public Administration from Brigham Young University.

FERNANDO RUIZ SAHAGUN

     Mr. Ruiz Sahagun is a founder and Senior Partner of the Mexican tax consulting firm of Chevez, Ruiz, Zamarripa in Mexico City. His firm is associated with KPMG. Mr. Ruiz is a member of the Board of Directors of Accel, S.A. de C.V. Additionally, Mr. Ruiz is a member of the Board of Directors of Kimberly Clark de Mexico, S.A. de C.V., Grupo Financiero IXE, S.A., BASF de Mexico, S.A. de C.V. and ISPAT International, N.V. He is a member of the College of Public Accountants of Mexico and of the International Fiscal Association. Mr. Ruiz Sahagun received his CPA degree from the Universidad Nacional Autonoma de Mexico.

BENITO BUCAY F.

     Mr. Bucay is Managing Director of Grupo Industrial Bre and Consulting Partner, Analitica Consultores, Mexico. Mr. Bucay received a B.S. in Chemical Engineering from the Universidad Nacional Autonoma de Mexico. He has degrees in Finance and Management from the University of Chicago, Operations Research and Computer Science from the University of Oklahoma and Project Management from the University of California at Los Angeles. Mr. Bucay was the Chief Executive Officer of Industrial Resistol, and Senior Vice President of Grupo DESC. He is an Advisory

Director, First National Bank of San Diego and a member of the International Advisory Group of West Energy, Inc Canada.

The shareholders will also vote on nominees for the following offices:

NAME OF NOMINEE            AGE              POSITION                   SINCE
--------------------------------------------------------------------------------
Daniel L. Johnson          55               Secretary                  2000
Jose O. Garcia Mata        57               Statutory Auditor          2000


JOSE O. GARCIA MATA

     Mr. Garcia Mata has been a partner with Deloitte & Touche - Mexico since 1981, where he currently serves as National Director of Accounting and Auditing. Mr. Garcia Mata is a U.S. Certified Public Accountant and holds a baccalaureate degree in Business Administration from Woodbury University in Los Angeles. He functions as a Statutory Auditor, which is a non-voting position, as stipulated by Mexican regulations.

DANIEL L. JOHNSON

     Mr. Johnson joined Elamex as Vice President and Chief Financial Officer in December of 1999. He has more than 29 years of experience with multinationals in the U.S. and in Latin America, including General Mills, Inc., Citibank and Continental Grain Company. He received his B.S. degree from Brigham Young University.


REQUIRED VOTE

     The vote of the majority of all shares issued by the Company and in circulation at the Annual Meeting is required for a nominee to be elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED ABOVE.



                      (THIS SPACE INTENTIONALLY LEFT BLANK)

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of four (4) meetings during Fiscal 2001. The majority of the directors attended all of the meetings of the Board of Directors and meetings of committees on which such directors served.

     The Company's Bylaws state that the Company may have an Executive Committee, an Audit Committee and a Compensation Committee. The Board of Directors anticipates having only an Executive Committee and Audit Committee, for the time being. The Board of Directors delegates to the Executive Committee authority over ordinary management decisions. The Audit Committee examines and considers matters relating to the financial affairs of the Company, including reviewing the Company's annual financial statements, the scope of the independent annual audit and internal audits, and the independent accountants' letter to management concerning the Company's internal financial and accounting controls.

     The Board of Directors has established an Executive Committee and an Audit Committee. Messrs. Eloy S. Vallina (Chairman), Richard P. Spencer, Eloy Vallina Garza and Benito Bucay will serve on the Executive Committee. Messrs. Keith A. Cannon, Fernando Ruiz and Benito Bucay will serve on the Audit Committee.

     Elamex, S.A. de C.V. certifies that it has adopted a formal written Audit Committee Charter and that the Audit Committee has reviewed and reassessed the adequacy of the formal written charter on an annual basis.

     For documents related to the Audit Committee, please see page 11 herein, "Audit Committee Report."

DIRECTOR COMPENSATION

     Directors who are not employees of the Company ("Non-employee Directors") will receive annual retainers of $ 4,680. In addition, each Non-employee Director will be paid $ 1,758 for each Board meeting attended. Non-employee Directors will receive annual compensation of $ 4,680 for service on the Committees of the Board on which they sit, in addition to $ 1,758 for each Committee meeting attended. Additionally, the Chairman of the Board will receive annual compensation of $ 166,400. Employee directors are not separately for their service on the Board of Directors or on committees of the Board.




                      (THIS SPACE INTENTIONALLY LEFT BLANK)

                             AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors of Elamex, S.A. de C.V. (the Board), the Audit Committee of the Board (the Committee) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2001, the Committee met four times, and the Committee chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the CFO, controller and independent auditors prior to public release. The Committee has reviewed and reassessed its charter and recommends no change at this time.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing and concurred in the appointment of a new manager of internal audit. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommends to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the U.S. Securities and Exchange Commission. The Committee also recommends the reappointment, subject to shareholder approval, of Deloitte & Touche LLP as the independent auditors of the Company for its fiscal year 2002.



                      (THIS SPACE INTENTIONALLY LEFT BLANK)

                                 ANNUAL MEETING
                                  PROPOSAL TWO

              APPROVAL AND RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Deloitte & Touche LLP ("Deloitte"), as independent public accountants, to audit the financial statements of the Company for Fiscal 2002. Deloitte has audited the Company's financial statements since Fiscal 1999. Representatives of Deloitte are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

     The affirmative vote of a majority of the votes cast is required under Mexican law to approve the appointment of the independent public accountants. For this purpose, the "Votes Cast" are defined under Mexican law to be the shares of the Company's Common Stock represented and voting at the Annual Meeting. In addition, the affirmative votes must constitute at least a majority of the required quorum, which quorum is a majority of the shares outstanding on the Record Date. Votes that are cast against the proposal will be counted for purposes of determining (i) the presence or absence of a quorum and (ii) the total number of Votes Cast with respect to the proposal. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the proposal.

AUDIT FEES

     The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $ 315,000.

ALL OTHER FEES

     The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees," for the fiscal year ended December 31, 2001 were $80,400.

     The Audit Committee has considered and concluded that the provision of non-audit services is compatible with maintaining the principal accountant's independence.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL AND RATIFICATION OF DELOITTE AS INDEPENDENT ACCOUNTANTS. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE RATIFICATION OF DELOITTE AS INDEPENDENT ACCOUNTANTS.

                              CERTAIN TRANSACTIONS


     The Company indemnifies its executive officers, directors, and certain significant employees in some respects broader than the specific indemnification provisions contained in the Mexican General Corporation Law. These provisions provide, among other things, for indemnification of the executive officers, directors, and certain significant employees in proceedings brought by third parties and in shareholder derivative suits. These provisions also provide for advancement of expenses to the indemnified party. These indemnification provisions have been previously approved by the majority vote of the disinterested shareholders of the Company.


               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT


     The following table except as otherwise indicated sets forth as of December 31, 2001 information relating to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock.



                                                                 APPROXIMATE
                                                                 -----------
                                             AMOUNT               PERCENTAGE
        NAME AND ADDRESS OF                  ------               ----------
          BENEFICIAL OWNER                    OWNED                 OWNED
          ----------------                    -----                 -----

Accel, S. A. de C. V. (1)                    4,051,300                59.0%
Avenida Zarco No. 2401
31020 Chihuahua, Chih. Mexico


General Electric Company                     570,000                  8.3%
3135 Easton Turnpike
Fairfield, CT 06431-0001  USA



(1) Mr. Vallina directly owns 132,569,957 shares, or 39.67%, of the outstanding voting common stock of Accel. In addition, Mr. Vallina controls companies that hold 79,695,935 shares, or 23.85%, of the outstanding voting common stock of Accel. Accel, in turn, owns approximately 59.0% of the outstanding common stock of Elamex.

                         EXECUTIVE OFFICERS COMPENSATION


EXECUTIVE COMPENSATION

     During the year ended December 31, 2001, Elamex paid, either directly or through a related company, Elamex Administration, Inc. (EAI), an aggregate of $1.2 million to all of its directors and officers as a group for services in all capacities. During such year, the Company, through EAI, set aside or accrued an aggregate of $7,000 to provide pension, retirement or similar benefits for its directors and officers pursuant to existing plans, consisting solely of a 401(k) plan for its U.S. payroll officers and Company Directors.

                               COMPENSATION REPORT

COMPENSATION PHILOSOPHY

     The Company's executive compensation policies are designed to attract and retain qualified personnel by providing competitive compensation and to reinforce strategic performance objectives through the use of incentive compensation programs. In order to provide incentives to executive officers, an important percentage of their annual compensation is paid as a bonus. The amount of the bonus for each person is determined on the basis of several indicators of corporate performance as outlined below.

COMPENSATION PLANS

The following are the key components of the Company's executive officers compensation:

BASE COMPENSATION. The Company establishes base salaries for executive officers based on its review of base salaries of executive officers in companies of comparable size and in similar industries.

BONUSES. The Company's Executive Bonus Plan (the Bonus Plan) covers the Company's executive officers and other key employees. The Bonus Plan provides for incentive compensation to those covered and is determined cumulatively on a yearly basis based principally on certain performance measures. The Company believes that these factors are indicative of overall corporate performance and shareholder value. Individual performance is measured based on goals related to each person's function within the organization.

LONG TERM INCENTIVE COMPENSATION. The Company is in process of reviewing a long term stock option plan that will be administered by the Board of Directors as recommended to the stockholders in the extraodinary meeting.

                                  OTHER MATTERS


     The Company knows of no other matters to be submitted at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Company may recommend.


                                            THE BOARD OF DIRECTORS


Dated: March 20, 2002